Exhibit 99.2

AMENDMENT NO. 1

TO

JOINT FILING AND SOLICITATION AGREEMENT

This Amendment No. 1 to Joint Filing and Solicitation Agreement (this “Amendment”) is entered into as of May 11, 2017, by and among Digirad Corporation, a Delaware corporation (“Digirad”), Mark A. Birner, DDS, Lee Schlessman, Elizabeth Genty, Gregory G. Fulton, John M. Climaco, James C. Elbaor, Charles M. Gillman, Barry A. Igdaloff, Lee D. Keddie and Benjamin E. Large and amends the Joint Filing and Solicitation Agreement, dated as of March 8, 2017, by and among the parties hereto (the “Joint Filing Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Joint Filing Agreement.

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of Birner Dental Management Services, Inc., a Colorado corporation (the “Company”);

WHEREAS, the parties hereto entered into the Joint Filing Agreement to, among other things, form a group for the purpose of seeking representation on the Board at the 2017 Annual Meeting, soliciting shareholder support for any proposal submitted by any member of the Group and for the purpose of taking all other action necessary to achieve the foregoing;

WHEREAS, the parties hereto have negotiated and intend to enter into a Nomination and Standstill Agreement (the “Settlement Agreement”) with the Company, Frederic W.J. Birner and Dennis N. Genty; and

WHEREAS, in connection with enterin into the Settlement Agreement, the parties hereto wish to enter into this Amendment to amend certain of the terms set forth in the Joint Filing Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Amendment and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                  The Joint Filing Agreement is hereby amended as follows:

a.                   Section 3 of the Joint Filing Agreement is hereby deleted in its entirety.

b.                  Section 4 of the Joint Filing Agreement is hereby deleted in its entirety.

c.                   Section 6 of the Joint Filing Agreement is hereby amended and restated to read as follows:

“6. Each of the undersigned agrees that any SEC filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall be first approved by the Digirad, or its representatives, which approval shall not be unreasonably withheld.”

d.                  Section 10 of the Joint Filing Agreement is hereby amended and restated to read as follows:

“10. The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 3 and Section 7 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the activities for which the Group was formed, including upon entry into any settlement agreement with the Company, or as otherwise agreed to by the parties.  Notwithstanding the foregoing, any party hereto may terminate his/its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by fax to Adam W. Finerman at Olshan, Fax No. (212) 451-2222.”

2.                  Effective upon the effectiveness of the Settlement Agreement, the Joint Filing Agreement, and the Group formed thereby, are hereby terminated without further action by the parties.

3.                  Except to the extent specifically set forth in this Amendment, the terms of the Joint Filing Agreement shall remain in effect.

4.                  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

5.                  In the event of any dispute arising out of the provisions of this Amendment or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

6.                  The terms and provisions of this Amendment may not be modified, waived or amended without the written consent of each of the parties hereto.

7.                  Each of the undersigned parties hereby agrees that this Amendment shall be filed as an exhibit to the Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature pages follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

Digirad Corporation

By:	/s/ Jeffry R. Keyes
	Name:	Jeffry R. Keyes
	Title:	Chief Financial Officer

/s/ Mark A. Birner, DDS
Mark A. Birner, DDS

/s/ Lee Schlessman
Lee Schlessman

/s/ Elizabeth Genty
Elizabeth Genty

/s/ John M. Climaco
John M. Climaco

/s/ James C. Elbaor
James C. Elbaor

/s/ Charles M. Gillman
Charles M. Gillman

/s/ Barry A. Igdaloff
Barry A. Igdaloff

/s/ Lee D. Keddie
Lee D. Keddie

/s/ Benjamin E. Large
Benjamin E. Large

/s/ gregory G. Fulton
gregory G. Fulton

Signature Page to Amendment to Joint Filing and Solicitation Agreement